Exhibit 99

 Mutual Federal Savings Bank Acquires Wagley Investment Advisors, Inc.

          MUNCIE, Ind., March 22 /PRNewswire-FirstCall/ -- Mutual Federal Savings Bank announced today that it has acquired Wagley Investment Advisors, Inc. Wagley Investment Advisors, Inc. will be known as Mutual Financial Advisors, providing new and expanded investment management services not previously offered by Mutual Federal.  Mutual Financial Advisors will offer a full range of non-bank investment options and money management.  The acquisition will expand the Bank’s customer base.

          Wagley Investment Advisors, Inc. is an experienced investment manager and has provided clients with a high level of service since opening in February 1991 including the planning and implementing of an investment strategy, ongoing monitoring, and periodic reviews. Joining Mutual Federal will allow Wagley Investment Advisors to make use of several new tools and additional financial solutions for their clients. For Mutual Federal, this is one more step in providing outstanding financial products and services that help every customer live a better life!

          Mutual Federal Savings Bank President and Chief Operating Officer Pat Botts commented, “Wagley Investment Advisors brings years of successful investment management experience to the Bank which will allow us to deliver an expanded array of products.”  Botts continued, “Tom Wagley and David Riggs are great additions to our staff, and will complement and expand this growing area of our Bank.”

          Mutual Federal Savings Bank has been offering investment services through Mutual Financial Services since 1982. The acquisition of Wagley Investment Advisors will expand its offering to include true wealth management utilizing the latest technology and best-of-class investment offerings.  John Bowles, Senior Vice president of Investment Management and Private Banking for Mutual Federal adds, “Today’s investment client demands alternatives to meet their investment needs.  Some clients seek information to make their own investment decisions while others look for competent, full service money managers. Wagley Investment Advisors will help fill that need for our Mutual Federal clients.”

          Tom Wagley and Dave Riggs started Wagley Investment Advisors in 1991. Tom spent 23 years as head of the investment department for Merchants National Bank and Dave had been a stock broker for seven years. They saw the need for attentive, personalized investment management and created the company to fulfill those needs for clients.  Wagley commented, “This is a wonderful opportunity to take what Wagley Investment Advisors has successfully done and make our exceptional investment advisory services available to a larger audience.  Mutual Federal has a long history of providing outstanding financial services, and we have an opportunity build on that history.”  Tom and Dave are both registered investment advisors and Wagley Investment Advisors currently has client accounts with a total value over $50-million.

          Mutual Federal Savings Bank is a $960.7 million Indiana-based financial institution, operating 21 full-service offices in Delaware, Randolph, Kosciusko, Grant and Wabash, Counties.  Mutual Federal remains a leading residential lender in each of their markets and is a wholly owned subsidiary of MutualFirst Financial, Inc.  The company is traded on NASDAQ under the symbol MFSF, and can be found on the internet at www.mfsbank.com.

SOURCE  Mutual Federal Savings Bank
          -0-                                                        03/22/2007
          /CONTACT:  Pat Botts, President & COO, +1-765-747-2900, or John Bowles, Senior Vice President, +1-765-213-2991, both of Mutual Federal Savings Bank; or Tom Wagley, President & CEO, +1-765-286-8631, or David Riggs, Vice President, +1-765-286-8631, both of Wagley Investment Advisors/
          /Web site:  http://www.mfsbank.com/